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EXHIBIT (a)(4)

JNI CORPORATION
OFFER TO EXCHANGE OPTIONS
ELECTION FORM

        I have received the Offer to Exchange dated August 29, 2002, my individual memorandum from John Stiska dated August 29, 2002 (the "Memorandum"), the Election Form and Change of Election Form (together, as they may be amended from time to time, constituting the "Offer"), offering to eligible employees the opportunity to exchange all of their outstanding, unexercised, stock options which have been granted on or after March 10, 1999 ("Old Options") for new stock options ("New Options") to be granted on and having an exercise price determined by the fair market value of a share of JNI Corporation ("JNI") stock on March 31, 2003. The New Options will be granted under either JNI's 1999 Amended and Restated Stock Option Plan (the "1999 Plan") or JNI's 2000 Non-Qualified Stock Option Plan (the "2000 Plan"). This offer expires at 12:00 midnight, Pacific Time on September 27, 2002.

        If I elect to tender my Old Options for cancellation in exchange for JNI's promise to grant to me New Options, the number of shares subject to such New Options having been specifically provided to me individually in the Memorandum, subject to adjustments for stock splits, stock dividends and other similar events. I understand that I may receive fewer New Options than the number of Old Options cancelled. I also understand that the original vesting schedule for the Old Options will no longer apply to the New Options, but that instead, the New Options shall vest as specifically provided to me individually in the Memorandum. For each Old Option I tender, I will lose my right to all unexercised shares under that option. If my employment terminates for any reason whatsoever before March 31, 2003, I will lose all rights to my cancelled options. I UNDERSTAND THAT THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF A POTENTIALLY SIGNIFICANT STOCK OPTION BENEFIT. I ALSO UNDERSTAND THAT IF I ELECT TO TENDER ANY OPTIONS, ALL OPTIONS GRANTED TO ME ON OR AFTER MARCH 10, 1999 WILL ALSO BE CANCELLED AND REPLACED WITH NEW OPTIONS. I AGREE TO ALL TERMS OF THE OFFER. I FURTHER UNDERSTAND THAT IF MY OLD OPTION WAS AN INCENTIVE STOCK OPTION THAT MY NEW OPTION SHALL INSTEAD BE A NONSTATUTORY STOCK OPTION.

        If you wish to participate in the offer please check the "YES" box and note that ALL of your Old Options shall be tendered for cancellation and replaced with New Options pursuant to the Offer. If you elect to tender any one specific stock option, your election will be deemed to have included ALL of your Old Options.

        If you do not wish to participate in the offer please check the "NO" box and note that your Old Options will not be cancelled and you will not participate in this Offer.

        You may change the terms of your election to tender options for exchange by submitting a new Election Form or a Change of Election Form prior to 12:00 midnight, Pacific Time, on September 27, 2002.

[ ]	YES, I wish to tender for exchange each of my stock options which have been granted on or after March 10, 1999 under the 1999 Plan and the 2000 Plan.
[ ]	NO, I do not wish to participate in this Offer.

        I understand that if I have elected to participate, then all of these Old Options will be irrevocably cancelled on September 30, 2002.

Employee Signature	National Insurance/Social Security/National ID/Tax File Number
Employee Name (Please Print)	E-mail Address	Date and Time

        RETURN TO PAYROLL NO LATER THAN 12:00 MIDNIGHT, PACIFIC TIME
ON SEPTEMBER 27, 2002 VIA FACSIMILE AT 858-523-7005 OR HAND DELIVERY
TO AMY CASSIDY, PAYROLL DEPARTMENT AT 10945 VISTA SORRENTO PARKWAY,
SAN DIEGO, CALIFORNIA 92130.

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  EXHIBIT (a)(4)
JNI CORPORATION OFFER TO EXCHANGE OPTIONS ELECTION FORM